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                       FOURTH AMENDMENT TO LEASE AGREEMENT
                              (Camden Amphitheater)

      THIS FOURTH AMENDMENT TO LEASE AGREEMENT ("4th Amendment") is executed and entered into effective as of the 11th day of March, 1997, by and between the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY ("Landlord"), a public body corporate and politic duly organized under the laws of the State of New Jersey, and PAVILION PARTNERS (f/k/a Sony Music/PACE Partnership) ("Tenant"), a Delaware general partnership.

      1. Reference is made to that certain Lease Agreement (as previously amended, herein called the "Lease Agreement") dated February 9, 1994 and entered into by and between Landlord and Tenant relating to the lease of certain real property located in Camden, County, New Jersey ("Leasehold Tract") as more fully described therein for purposes of the construction and subsequent operation of an outdoor entertainment facility ("Amphitheater") thereon. Pursuant to Section 502 of the Lease Agreement, Tenant was obligated to execute and enter into a construction contract for purposes of constructing the Amphitheater on the Leasehold Tract in the manner provided for therein (the "Construction Contract Obligation"). As a result of a failure to reach agreement on certain provisions to be included in the construction contract with its general contractor, Turner Construction Company ("Turner"), Tenant never executed or entered into a construction contract with Turner for construction of the Amphitheater. Landlord does hereby release Tenant from the requirement to enter into the agreement; however, Tenant
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does hereby agree to defend, indemnify and hold harmless Landlord from and against any costs, expenses, losses or damages (including reasonable attorneys' fees and costs of defense) arising out of claims asserted against Landlord by third parties (including Turner and Turner's subcontractors) which (i) exist by reason or Tenant's failure to satisfy and fulfill the Construction Contract Obligation or (ii) Landlord would have been indemnified for or released from had Tenant satisfied and fulfilled the Construction Contract Obligation, including releases for any liability that Landlord would have received if the attached releases had been delivered to Landlord by Turner.

      2. Except for the possibility that Landlord may have claims asserted against it with respect to certain damage to the monitoring wells located on the Leasehold Tract, which claims could potentially be covered by the indemnification provisions set forth in Paragraph 1 of this Fourth Amendment to Lease Agreement, Landlord is not aware, to the best of its current knowledge, of any fact, circumstance or event which could give rise to a right to indemnification pursuant to the provisions set forth in Paragraph 1 hereof.

      3. Reference is made to the fact that Section 503 of the Lease obligated Tenant to obtain a completion and payment bond in connection with the original construction of the Amphitheater (the "Surety Obligation"). Tenant acknowledges that it failed to comply with the Surety Obligation. Landlord does hereby release Tenant from fulfilling and performing the Surety Obligation; however, Tenant agrees that it will indemnify and hold Landlord harmless from and against any and all liabilities, penalties,


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damages, claims costs, charges and expenses, including, without limitation, court costs and reasonable attorneys' fees which may be imposed upon, incurred by or asserted against Landlord arising out of or relating to Tenant's failure to comply with the Surety Obligation.

      4. Tenant shall provide an affidavit executed by an Authorized Officer of Tenant stating the amount of the Hard Cost of the Project. The affidavit will be accompanied by such documentation as may be necessary to demonstrate such Hard Cost.

      5. a. Within 90 days of the close of each operating year, Tenant shall:

            (i) deliver a statement to the Landlord from an independent Certified Public Accountant or other independent third party acceptable to the Landlord certifying with respect to the preceding operating year gross receipts received from Ticket Sales and the number of complimentary tickets distributed and used;

            (ii) submit a statement notifying the Landlord of any syndication of partnership interests in Tenant that occurred during the preceding operating year or, if no syndication has occurred, a statement to that effect;


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            (iii) cause one of Tenant's in-house certified public accountants to provide a statement stating whether the Amphitheater is a going concern as operated;

            (b) After the tenth Lease Year, the statement referenced in paragraph 5(a)(i) shall also include the following:

            (i) the number of tickets subject to the imposition of the Ticket Surcharge;

            (ii) the amount of Ticket Surcharge applied to each eligible ticket during the preceding operating year;

            (iii) aggregate amount of Ticket Surcharge collected and remitted to
                  Landlord attributable to the preceding operating year;

            (c) Landlord will reimburse Tenant for any reasonable out-of-pocket costs or expenses incurred or paid by it in satisfying the obligations set forth in paragraph 5(a)(i) hereof (as modified by paragraph 5(b) hereof.).

ATTEST:                                   NEW JERSEY ECONOMIC
                                          DEVELOPMENT AUTHORITY,
(Seal)                                    the Landlord


/s/ [ILLEGIBLE]                           /s/ Caren S. Franzini
------------------------------            ------------------------------
                                          Caren S. Franzini
                                          Executive Director


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WITNESS:                                  PAVILION PARTNERS, a Delaware
                                          general partnership, the Tenant

                                          By: SM/PACE, Inc., its general partner

/s/ [ILLEGIBLE]                           /s/ Brian E. Becker
------------------------------            ------------------------------
                                          Brian E. Becker
                                          Chief Executive Officer


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